Exhibit 10.2
AMENDMENT TO THE
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
       Amendment, dated as of November 3, 2005, to the Starwood Hotels & Resorts Worldwide, Inc. Amended and Restated Deferred Compensation Plan (the “Plan”).
       WHEREAS, the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (the “Corporation”) has determined that it is advisable and in the best interests of the Corporation that the Plan be amended as set forth in this Amendment (under authority of IRS Notice 2005-1, Q&A-20(a)).
NOW, THEREFORE, the Corporation agrees, for its benefit and the benefit of the Plan Participants, as follows:
1.	Effective March 25, 2005, Plan Participants who deferred salary for 2005 and bonus payable on March 1, 2005 under the Plan shall be permitted to elect to cancel their deferral elections in whole or in part (and not later than April 8, 2005), and to be paid any cancelled portion during 2005.

2.	Effective August 15, 2005, the deferral elections by Barry Sternlicht, which deferred under the Plan salary for 2005 and the discretionary portion of his bonus payable in 2005, are hereby cancelled in whole and shall be paid out as of such date.

3.	Payments of cancelled deferrals shall be made without adjustment of the cancelled deferrals for earnings or otherwise.

4.	The foregoing amendments shall take precedence over any contrary provision of the Plan and shall be construed to comply with IRS Notice 2005-1, Q&A-20(a).